Exhibit 99.B(e)(2)

SCHEDULE I
to the
DISTRIBUTION AGREEMENT
between
 VICTORY INSTITUTIONAL FUNDS
and
VICTORY CAPITAL ADVISERS, INC.

Dated August 1, 2013

Funds

Name of Portfolio

Victory Institutional Diversified Stock Fund

As of December 5, 2018

VICTORY INSTITUTIONAL FUNDS

By:	/s/ Christopher K. Dyer
Name: Christopher K. Dyer
Title: President

VICTORY CAPITAL ADVISERS, INC.

By:	/s/ Peter Scharich
Name: Peter Scharich
Title: President